UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Big Lots, Inc. (“we,” “us” or “our”), through a subsidiary, acquired the KB Toys business from Melville Corporation (now known as CVS New York, Inc., and together with its subsidiaries “CVS”) in May 1996.  As part of that acquisition, we provided, among other things, an indemnity to CVS with respect to any losses resulting from KB Toys’ failure to pay all monies due and owing under any KB Toys lease or mortgage obligation. While we controlled the KB Toys business, we provided guarantees with respect to a limited number of additional KB Toys store leases.  We sold the KB Toys business to KB Acquisition Corp. (“KBAC”), an affiliate of Bain Capital, pursuant to a Stock Purchase Agreement dated as of December 7, 2000.  As part of the sale of the KB Toys business by us, and in accordance with the terms of the Stock Purchase Agreement, KBAC similarly agreed to indemnify us with respect to all lease and mortgage obligations.  These guarantee and lease obligations are collectively referred to as the “KB Lease Obligations.”

On January 14, 2004, KBAC and certain affiliated entities (collectively, “KB-I”) filed for bankruptcy protection pursuant to Chapter 11 of title 11 of the United States Code.  In connection with the 2004 bankruptcy, KB-I rejected 226 store leases and two distribution center leases for which we believed we may have guarantee or indemnification obligations (collectively referred to as the “KB-I Bankruptcy Lease Obligation”). We estimated and recorded pretax charges in discontinued operations of $24.4 million with respect to 90 leases rejected by KB-I in fiscal 2003 and $8.6 million with respect to 72 leases rejected by KB-I in fiscal 2004.  In fiscal 2005, an additional 33 store leases and two distribution center leases were rejected.  During fiscal 2005, we reversed approximately $0.4 million of the KB-I Bankruptcy Lease Obligation originally providing for professional fees that were no longer expected to be incurred.  During fiscal 2006, we reversed approximately $14.5 million of the KB-I Bankruptcy Lease Obligation to reflect the revised estimated amount expected to be paid by us.  We based the revision of the KB-I Bankruptcy Lease Obligation on the number of demand notices that we had received from landlords and used information received from KB-I, the bankruptcy trust, and our own lease records which date back to when we owned the KB Toys business.  In the second quarter of fiscal 2007, we recorded $2.0 million, pretax, as income from discontinued operations to reflect favorable settlements related to the KB-I Toys Bankruptcy Lease Obligation.  In the fourth quarter of fiscal 2007, we reversed approximately $8.8 million of the KB-I Bankruptcy Lease Obligation to reduce the amount on our consolidated balance sheet to zero as of February 2, 2008.

On August 30, 2005, in connection with the acquisition by an affiliate of Prentice Capital Management of majority ownership of KB-I, KB-I emerged from their 2004 bankruptcy (with the new owner of the KB Toys business referred to as “KB-II”).  In fiscal 2007, we entered into an agreement with KB-II and various Prentice Capital entities which we believe provides for a cap of our liability under the existing KB Lease Obligations and an indemnification from the Prentice Capital entities with respect to any renewals, extensions, modifications or amendments of the KB Lease Obligations which could potentially add incremental liability to us beyond the date of the agreement, September 24, 2007.  Under the agreement, KB-II is required to update us periodically with respect to the status of any remaining leases for which they believe we have a guarantee or indemnification obligation.  In addition, we have the right to request the net asset value of Prentice Capital Offshore in order to monitor the sufficiency of its indemnification.

On December 11, 2008, KB-II filed for bankruptcy protection pursuant to Chapter 11 of title 11 of the United State Code.  Based on information provided to us by KB-II, we believe that we continue to have the KB Lease Obligation with respect to approximately 40 KB Toys stores (“KB-II Bankruptcy Lease Obligation”).  We are in the process of evaluating the impact of KB-II’s 2008 bankruptcy; therefore, the amount of any obligation that may arise in connection with the KB-II Bankruptcy Lease Obligation is currently unknown.  We will recognize a liability if a loss in connection with any of the KB Lease Obligation becomes probable and reasonably estimable (which would be reported as discontinued operations).  Because the KB Lease Obligations were issued prior to January 1, 2003, they are not subject to the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: December 16, 2008	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary